EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: July 26, 2005 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Third Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.22 per share quarterly cash dividend will be paid September 15, 2005, to shareholders of record as of August 26, 2005.

The $0.22 per share is unchanged from the rate paid in June of 2005. Combined with the 5% stock dividend paid on December 31, 2004, the cash dividend to be paid on September 15, 2005, represents a 10% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $831 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview and Firstbank – St. Johns. Firstbank Corporation’s pending acquisition of the $151 million asset Keystone Community Bank in Kalamazoo, Michigan, is expected to close in the fourth quarter of 2005, subject to regulatory and Keystone shareholder approvals. Other corporate affiliates include 1st Armored, Inc.; 1st Title Agency, Inc.; Gladwin Land Company, Inc. and C.A. Hanes Realty, Inc. Investment Services are available through affiliations with Citizens Bank Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services Inc.